To the Board of Trustees and Partners
Core Trust (Delaware)

In planning and performing our audit of the financial statements of Index Portfolio, Income Equity Portfolio,
Disciplined Growth Portfolio, Large Company Growth
Portfolio, Small Cap Index Portfolio, Small Cap Value
Portfolio, Small Company Value Portfolio, Small
Company Growth Portfolio, International Portfolio and
International Equity Portfolio, ten portfolios of Core
Trust (Delaware) (the Trust), for the four month period ended September 30, 1999, we considered its internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form
N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefit and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of September
30, 1999.

This report is intended solely for the information and use of management, the Board of Trustees of Core Trust
(Delaware) and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than those specified parties.

/s/KPMG LLP

Boston, Massachusetts
November 18, 1999


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